As filed with the Securities and Exchange Commission on July 1, 2024

Registration Nos. 333-214245, 333-152818, and 333-99043

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-214245)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-152818)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-99043)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEDAR FAIR, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	34-1560655
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio 44870

(Address of Principal Executive Offices)(Zip Code)

Cedar Fair, L.P. 2016 Omnibus Incentive Plan

Cedar Fair, L.P. 2008 Omnibus Incentive Plan

Cedar Fair, L.P. 2000 Equity Incentive Plan

(Full title of the plan)

Brian Nurse

Chief Legal & Compliance Officer

Six Flags Entertainment Corporation

8701 Red Oak Blvd.

Charlotte, North Carolina 28217

(Name and Address of Agent For Service)

(419) 626-0830

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Cedar Fair, L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission (“SEC”):

•

Registration Statement No. 333-214245, originally filed with the SEC on October 26, 2016, which registered the offer and sale of 2,820,416 depositary units (representing limited partner interests) of the Partnership (the “Units”), issuable pursuant to the Cedar Fair, L.P. 2016 Omnibus Incentive Plan;

•

Registration Statement No. 333-152818, originally filed with the SEC on August 6, 2008, which registered the offer and sale of 2,500,000 Units, issuable pursuant to the Cedar Fair, L.P. 2008 Omnibus Incentive Plan; and

•

Registration Statement No. 333-99043, originally filed with the SEC on August 30, 2002, which registered the offer and sale of 4,830,000 Units, issuable pursuant to the Cedar Fair, L.P. 2000 Equity Incentive Plan.

On July 1, 2024 (the “Closing Date”), Six Flags Entertainment Corporation (formerly CopperSteel HoldCo, Inc.) (“NewCo”) completed the previously announced merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of November 2, 2023 (the “Merger Agreement”), by and among CopperSteel HoldCo, Inc., the Partnership, Six Flags Entertainment Corporation (“Former Six Flags”) and CopperSteel Merger Sub, LLC (“Copper Merger Sub”). Pursuant to the Merger Agreement, (i) Copper Merger Sub merged with and into the Partnership, with the Partnership continuing as the surviving entity (the “Cedar Fair Surviving Entity”) and a direct subsidiary of NewCo, (ii) the Cedar Fair Surviving Entity then merged with and into NewCo, with NewCo continuing as the surviving corporation, and (iii) Former Six Flags then merged with and into NewCo ((i), (ii), and (iii), collectively, the “Mergers”), with NewCo continuing as the surviving corporation. Upon the consummation of the Mergers, the separate legal existences of each of Copper Merger Sub, the Partnership and Former Six Flags ceased, and NewCo changed its name to “Six Flags Entertainment Corporation”.

In connection with the Mergers, the Partnership has terminated all offerings of Units pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by the Partnership in or incorporated by reference in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Partnership hereby removes and withdraws from registration any and all such securities of the Partnership registered under the Registration Statements that remain unsold or otherwise unissued as of the date these Post-Effective Amendments.

The foregoing summary of the Merger Agreement, the Mergers and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Six Flags Entertainment Corporation, as successor by interest to the registrant by merger, certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on July 1, 2024.

SIX FLAGS ENTERTAINMENT CORPORATION (as successor in interest to Cedar Fair, L.P.)

By:	/s/ Brian C. Witherow
Name: Brian C. Witherow
Title: Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.